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                                                                       EXHIBIT 4

                                 LOAN AGREEMENT

     This Loan Agreement (this "Agreement"), is dated as of January 30, 1997, between WORK RECOVERY, INC., a Delaware corporation ("Borrower"), and ALLSUP INC., an Illinois corporation ("Allsup"), and QUEST TRADING, INC., a California corporation ("Quest") ("Lenders").

                             Background Information

         Work Recovery, Inc., a Colorado corporation ("WRIC") filed for relief pursuant to Chapter 11 of Title 11 of the United States Code, Case No. 96-1640 TUC-LO, in the United States Bankruptcy Court for the District of Arizona (the "Case").

      WRIC confirmed a Restated Amended Joint Plan of Reorganization dated November 26, 1996 (the "Plan") pursuant to the bankruptcy court's order filed December 4, 1996. The "Effective Date" of the Plan, as defined therein, is scheduled to be February 1, 1997. Borrower is the "Reorganized Debtor" under the Plan.

           Borrower is in immediate need of a loan for working capital purposes, and will require financing in order to make the payments required under the Plan.

       Lenders have agreed to provide financing in an amount not to exceed $2,000,000 on the terms and conditions hereinafter set forth.

                                   Agreements

     NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. LOAN; BORROWING PROCEDURES.

     1.1 Loan. Subject to the terms and conditions of this Agreement, Lenders agree to make such advances to the Borrower as the Borrower may from time to time request up to, but not including, December 31, 1997 (the "Maturity Date"), in a total amount not to exceed $2,000,000 (the "Loan"). Lenders shall make the initial advance on the first business day after the conditions specified in
Section 4.1 have been satisfied, and subsequent advances on the conditions set forth in Section 4.2. Advances shall be in the minimum amount of $100,000.

     1.2 Maximum Amount of Loan. The aggregate principal amount of the Loan shall not exceed $2,000,000.
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     1.3 Loan Borrowing Procedures. Borrower shall give Lenders irrevocable telephone notice of each borrowing of each requested advance no later than 11:00 a.m., Arizona time, on the same business day as the proposed date of borrowing. Each such notice shall be effective upon receipt by Lenders and shall specify the date and the amount of the borrowing, and, subject to the terms and conditions hereof, Lenders shall make an advance to the Borrower in such amount on the date specified in such notice. Borrower agrees that Lenders may rely on any notice referred to in this Section that Lenders reasonably believes to be made by a person authorized to request an advance, without the necessity of independent investigation. Borrower shall confirm in writing by facsimile the same business day any telephonic notice of borrowing. Each request for an advance shall automatically constitute a representation and warranty by the Borrower that, as of the date of such requested advance, all conditions precedent to the making of such advance set forth herein shall be satisfied. Each advance shall be funded on a business day. Communications with Lenders with respect to matters described in this Section 1.3 shall be made to:

     Quest Trading, Inc.
     Attention: Douglas Engmann
     c/o Sage Clearing, L.P.
     220 Bush Street, Suite 660
     San Francisco, CA  94104
     Telephone:  (415) 781-7430
     Facsimile:  (415) 78104641

     Allsup, Inc.
     Attention: Mr. Jerry Fenstermaker
     Chief Operating Officer
     300 Allsup Place
     Belleville, IL  62223-8626
     Telephone:  618/236-5798
     Facsimile:  618/236-5778

     1.4 Pro-Rata Advances. Each Lender's portion of each advance shall be pro-rata as determined by their Intercreditor Agreement.

2. NOTE; INTEREST; PAYMENTS.

     2.1 Note; Loan Balances. The Loan shall be evidenced by one Promissory Note in the form attached hereto as Exhibit "A" (the "Note"). The date and amount of each individual advance hereunder and of each repayment of principal shall be recorded by Lenders in their records. The outstanding principal balance of the Loan reflected in Lenders' records from time to time shall be rebuttable presumptive evidence of such outstanding principal balances as of such time. The failure so to record such amount or any error in so recording any such amount shall not limit or otherwise affect Borrower's obligations hereunder or under the Note to repay the principal amount of the Loan, together with all interest accruing thereon.

     2.2 Interest Rate on Loan. Interest shall accrue at a rate equal to ten percent (10%) per annum on the principal amount of the Loan outstanding from time

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to time pursuant hereto from the date of advance until repaid or converted
(pursuant to Section 2.9 below).

     2.3 Computation of Interest. Interest on the Loan shall be computed for the actual number of days elapsed on the basis of a 365 or 366-day year, as the case may be.

     2.4 Maturity. The Loan, together with all accrued interest thereon, unless converted pursuant to Section 2.9 below, shall be due and payable in full on the Maturity Date, or upon notice from Lenders upon an Event of Default.

     2.5 Prepayments. Borrower may from time to time prepay the Loan in whole or in part without notice and without penalty.

     2.6 Warrants Proceeds. Borrower shall use 50% of the proceeds of the sale of Borrower's warrants pursuant to the Plan to pay the Loan. Borrower shall, not later than the last business day of each month, apply 50% of all proceeds received during that month from warrant sales with the exception of those exercised by the Lenders, to the outstanding Note balance. Payment application shall be as set forth in Section 2.8 below.

     2.7 Interest on Principal Prepaid. Any prepayment of the Loan shall include accrued and unpaid interest to the date of prepayment on the principal amount being prepaid.

     2.8 Making of Payments. All payments of principal or interest on the Note shall be made to Lenders at the addresses set forth in Section 1.2 above or such other address as Lenders shall designate in writing. Any payments, fees, warrants or other distributions to Lenders shall be made pro-rata as provided in the Intercreditor Agreement.

     2.9 Conversion Option. The indebtedness evidenced by the Note (outstanding principal and interest) shall, at each Lender's option, within 30 days after the Maturity Date, be convertible into common stock of Borrower in an amount equal to the outstanding Note balance plus unpaid interest and attorneys= fees incurred in connection with the Loan described in this Agreement using as the conversion rate the lesser of:

          (a) the average of the daily closing prices of Borrower's common stock for the 5 business days prior to each advance on the Loan; or

          (b) the average of the daily closing prices of Borrower's common stock for the 5 business days after the Maturity Date.

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3. COMMITMENT FEES. Borrower shall pay the following commitment fees:

     3.1 Initial Options. Upon execution of the documentation for the Loan, Borrower shall issue to Lenders options to purchase, in the aggregate, 100,000 shares of Borrower common stock at a price equal to 60% of the average daily closing prices for Borrower's shares for the first 5 business days beginning February 3, 1997.

     3.2 Additional Options. Lenders shall be issued options to acquire 75,000 shares of Borrower's common stock the first time that the average outstanding principal balance of the Loan equals or exceeds $500,000; $1,000,000; $1,500,000; and $2,000,000 during any calendar month (as a result, the maximum number of shares of Borrower's common stock subject to such options is 300,000). The exercise price for the options granted pursuant to this Section 3.2 shall be equal to 60% of the average closing prices for every trading day of the calendar month in which the average outstanding principal balance of the Loan equals or exceeds $500,000, $1,000,000, $1,500,000 or $2,000,000, as the case may be.

     3.3 Term of Options. Each option issued pursuant to this paragraph 3, if not exercised, shall expire 12 months from the date such option is delivered to Lenders.

4. CONDITIONS PRECEDENT TO LOAN.

     Each and every advance hereunder shall be subject to Lenders' agreement, in the exercise of their reasonable discretion, in good faith, to make such advance. For this purpose, "good faith" means honesty in fact.

     4.1 Initial Advance. Lenders' obligation to make the initial advance of the Loan shall be subject to the satisfaction or waiver by Lenders of the following conditions precedent:

          (a) The Note. Lenders shall have received the Note, executed and delivered by Borrower.

          (b) The Security Agreement. Lenders shall have received the Security Agreement in the form attached hereto as Exhibit "B" (the "Security Agreement"), executed and delivered by Borrower, granting Lenders a senior security interest in all assets of Borrower to secure repayment of the Loan at any time that the balance of the Note exceeds $500,000.

          (c) Perfection of Security Interests. Lenders shall have received originals, each duly executed by Borrower, of all financing statements under the

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Uniform Commercial Code reasonably required by Lenders to be filed in connection with the Security Agreement.

          (d) Fees. Borrower shall have paid the Commitment Fees provided in
Section 3.

          (e) Board Approval. Borrower's Board of Directors shall have authorized the execution, delivery and performance of this Agreement, the Note and the Security Agreement.

          (f) The Effective Date. The conditions precedent to the consummation of WRIC's Plan and the Effective Date shall have occurred.

          (g) Opinions. Borrower shall have delivered to Lenders such opinions of counsel as Lenders may reasonably require assuring Lenders that Borrower is a valid entity, that its actions hereunder are valid, binding and enforceable according to their terms, and that approval of the Bankruptcy Court in WRIC's bankruptcy case is not required.

          (h) Intercreditor Agreement. Lenders shall have executed an Intercreditor Agreement in form acceptable to Allsup and Quest.

     4.2 Conditions Precedent to Subsequent Advances. The obligations of Lenders to make any advance of the Loan is subject to the satisfaction of the following additional conditions at the time of making such advance:

          (a) All representations and warranties of Borrower contained in this Agreement shall be true and correct as of the date of the advance;

          (b) Borrower shall not be in default under the terms of this Agreement; and

          (c) Borrower shall have complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the date of such advance.

     4.3 Excess Advances. Lenders shall have no obligation to fund advances in excess of $2,000,000, however, disbursement of such additional advances shall be subject to such additional conditions precedent as Lenders in their sole and absolute discretion shall require.

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5. STOCK RESTRICTION. All stock issued to Lenders pursuant to this Agreement shall be held for 2 years before any resale. The stock certificates issued to Lenders shall contain a legend evidencing such restriction.

6. REPRESENTATIONS AND WARRANTIES OF BORROWER.

     As a material inducement to Lenders to enter into this Agreement, Borrower hereby represents and warrants that as of the date of this Agreement:

          6.1 Organization, Corporate Powers, Etc. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to transact business in all places where such qualification is necessary (excluding places where the failure to so qualify would not materially adversely affect the business of Borrower) and has all requisite authority and legal right to incur the obligations provided for under, to execute and deliver, and to perform and observe and provisions of, this Agreement and the Note.

          6.2 Authorization. The making and performance by Borrower of this Agreement, the Note and the Security Agreement have been duly authorized by all necessary corporate action.

          6.3 Enforceability. This Agreement, the Note and the Security Agreement shall constitute legal and binding obligations of Borrower, enforceable against Borrower in accordance with their terms.

          6.4 Subsidiaries. None of Borrower's subsidiaries own property of any significant value; provided, that if it is determined that a subsidiary of Borrower does own property of significant value, the foregoing representation and warranty shall not give rise to an Event of Default hereunder if Borrower shall cause such subsidiary to grant Lenders a first lien security interest in any such property of significant value to further secure the Note.

7. COVENANTS.

     So long as all or any portion of the Note remains outstanding, Borrower hereby agrees as follows:

          7.1 Compliance with Laws. Borrower shall comply in all material respects with all applicable laws, rules, regulations and orders of, and restrictions imposed by, governmental authorities, the violation of which could reasonably by expected to materially adversely effect the financial condition, results, assets or operations of Borrower.

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          7.2 Inspection. Borrower shall allow representatives of Lenders, upon reasonable prior notice to Borrower, to inspect, copy and make extracts of all applicable records, and all properties, of Borrower at any reasonable time for any reasonable purpose.

          7.3 Litigation. Borrower shall promptly notify Lenders of any litigation instituted, or to Borrower's knowledge, threatened against Borrower, that is instituted or threatened after the date of this Agreement.

          7.4 Further Borrowing. In the event that, prior to the Maturity Date, Borrower seeks to borrow any monies other than under this Agreement, Borrower shall offer Lenders a right of first refusal, on a pro rata basis, to provide such financing. Borrower shall not borrow any sums before expiration of a 10 day notice of such right of first refusal.

8. EVENTS OF DEFAULT; REMEDIES.

          8.1 Event of Default. An Event of Default shall be deemed to have occurred upon the occurrence and during the continuance of any of the following events:

               (a) Payment. Any amount payable on the Loan shall not be paid when due;

               (b) Covenants. A breach or failure of performance by Borrower of any covenant, condition or agreement on its part to be observed or performed pursuant to this Agreement, the Note or the Security Agreement which shall not have been cured within 30 days after receipt by Borrower of notice thereof given on behalf of Lenders or of any other agreement between Borrower and Lenders, whether jointly or severally;

               (c) Management. Dorcas Hardy resigns and no longer has a management role with Borrower;

               (d) Hiring of Key Personnel. Failure of Borrower to hire key personnel acceptable to Lenders, including a Chief Operating Officer/ Chief Financial Officer and Sales Manager;

               (e) Misrepresentation. Any material representation or warranty made by Borrower herein or in the Security Agreement shall provide to have been false or in breach in any material respect on and as of the date on which made; or

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               (f) Bankruptcy. Borrower shall file a voluntary bankruptcy petition or shall be subject to an order for relief in an involuntary bankruptcy case or in an equivalent state case or proceeding, or a trustee or receiver shall be appointed for Borrower's business.

          8.2 Consequences of an Event of Default.

               (a) Acceleration. If an Event of Default shall have occurred and be continuing, Lenders may (by written notice delivered to Borrower) declare all or any portion of the Loan immediately due and payable.

               (b) Other Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default:

                    (i) Lenders' commitment to make further advances shall, at Lenders' option, terminate, and Lenders shall have no further obligation to make advances hereunder;

                    (ii) Lenders shall also be entitled to exercise all their rights and remedies as may exist at law or as set forth in the Security Agreement or the Note.

9. MISCELLANEOUS.

     9.1 Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of either party shall bind and inure to the benefit of their respective successors and assigns, including any subsequent holder of the Note.

     9.2 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law, then such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement.

     9.3 No Waiver. No delay, extension of time, renewal, compromise or other indulgence which may occur or be granted by a party shall impair that party's rights or powers hereunder. No party shall be deemed to have waived any of its rights hereunder, unless the party or its authorized agent shall have signed such waiver in writing. No such waiver, unless expressly as stated therein, shall be effective as to any transaction which occurs after the date of such waiver, nor as to any continuance of a breach after such waiver.

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     9.4 Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original hereof, and all of which taken together shall constitute one and the same agreement.

     9.5 Descriptive Headings; Interpretation. Descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or affect the meaning or interpretation of this Agreement.

     9.6 Governing Law. THIS AGREEMENT SHALL BE ENFORCED IN ACCORDANCE WITH, AND ALL QUESTIONS REGARDING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND PURPOSE OF THIS AGREEMENT SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF ARIZONA, WITHOUT GIVING EFFECT TO PROVISIONS THEREOF REGARDING CONFLICT OF LAWS.

     9.7 Notices. Any notice provided or in this Agreement must be in writing and must be either (a) hand delivered, (b) mailed by registered or certified first class mail, postage prepaid with return receipt requested, (c) sent by reputable overnight courier serve for next business morning delivery, or (d) sent by facsimile to the recipient at the address/telecopy number below indicated:

     If to Lenders:

Allsup, Inc.                            Rob Charles
Attention: Mr. Jerry Fenstermaker       Lewis and Roca LLP
Chief Operating Officer                 One South Church Ave., Suite 700
300 Allsup Place                        Tucson, Arizona  85701-1620
Belleville, Illinois  62223-8626        Telephone:  (520) 622-2090
Telephone:  618/236-5798                Facsimile:  (520) 622-5311
Facsimile:  618/236-5778

Quest Trading, Inc.                     Lowell E. Rothschild, Esq.
Attention: Douglas Engmann              Michael McGrath, Esq.
c/o Sage Clearing, L.P.                 Mesch, Clark & Rothschild, P.C.
220 Bush Street, Suite 660              259 N. Meyer Ave.
San Francisco, California  94104        Tucson, Arizona  85701
Telephone:  (415) 781-7430              Telephone:  (520) 624-8886
Facsimile:  (415) 78104641              Facsimile:  (520) 798-1037

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     If to Borrower:

Work Recovery, Inc.                     C. Taylor Ashworth
Attention: Mr. Robert Judson            Osborn Maledon, P.A.
Chief Financial Officer, Acting         2929 N. Central Ave., Suite 2100
2341 S. Friebus, Suite 14               P.O. Box 36379
Tucson, Arizona  85713                  Phoenix, Arizona  85067-6379
Telephone:  (520) 322-6634              Telephone:  (602) 207-1288
Facsimile:  (520) 321-9481              Facsimile:  (602) 235-9444

or such other address/telecopy number or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given (i) on the date such notice is hand delivered, (ii) 3 days after the date of mailing if mailed by certified or registered mail, (iii) on the business day next following the day notice is sent via overnight courier service, or (iv) as of the beginning of the next day if such notice is sent by telecopy.

     9.8 Entire Agreement. This Agreement, the Note and the Security Agreement embody the complete agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements and/or representations by or among the parties, written or oral, related to the subject matter hereof in any way.

     9.9 Attorneys' Fees. In the event Lenders are required to employ counsel to enforce Lenders' rights under this Agreement, the Note or the Loan Agreement, including any proceeding in the Bankruptcy Court, Borrower shall pay Lenders' actual attorneys' fees and expenses incurred therein.

     9.10 Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved through arbitration in Tucson, Arizona, which shall be the exclusive means of resolving such disputes except as provided below. The parties waive any right to a jury trial, to a trial by the court, or to appeal the arbitrator's decision of any dispute. Arbitration will be governed by the provisions of the Arizona Arbitration Act, A.R.S. Section 12-1501, et seq. (the "Act").

     Arbitration may be initiated by either party by making a written demand for arbitration on the other party. The demand shall contain a statement setting forth the nature of the dispute, the amount of damages involved, if any, and the remedy sought. Within ten business days of receipt of that demand, the parties shall select one arbitrator, having at least 10 years experience in commercial arbitration. If for any reason the parties are unable to agree upon the selection of an arbitrator within 10 calendar days after a demand for arbitration (or any extension of time agreed upon by the parties), then they

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will request a list of six names of experienced commercial arbitrators from the
American Arbitration Association (the "AAA"), and each party may strike up to two names from the list. The AAA will choose the arbitrator from the remaining names. If for any reason this process does not result in selection of a qualified arbitrator, the arbitrator shall be selected in the manner provided for by the Act.

     The arbitrator shall schedule a hearing promptly. The arbitrator shall render a decision no more than sixty days after such arbitrator's selection. Subject to the terms of the Act, any decision and award of the arbitrator shall be final, binding and conclusive upon the parties. Costs of the arbitration and the prevailing party's attorneys' fees and expenses shall be assessed against the non-prevailing party by the arbitrator. All other aspects of this binding arbitration shall be governed by the Act and, to the extent consistent with such Act, the Commercial Rules of the AAA unless the parties agree otherwise at the time.

     Except as otherwise provided in this Agreement, if a party wishes to seek interim relief, whether affirmative or prohibitive, in the form of a temporary restraining order or a preliminary injunction or other interim equitable relief concerning the dispute either before beginning or at any point in the arbitration proceedings concerning such dispute, such party may initiate the appropriate litigation to obtain such relief, which shall be subject to and controlled by the ultimate decision in the arbitration proceedings.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       ALLSUP INC., an Illinois corporation

                                       By /s/ James S. Allsup
                                          --------------------------------------
                                          Its President and CEO

                                       WORK RECOVERY, INC., a
                                       Delaware corporation

                                       By  /s/ Dorcas R. Hardy
                                          --------------------------------------
                                          Its  President and CEO, Acting

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                                       QUEST TRADING, INC., a
                                       California corporation

                                       By /s/ Douglas Engmann
                                          --------------------------------------
                                          Its  Secretary

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